Exhibit 16.1

August 9, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Village Farms International, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Village Farms International, Inc. dated August 9, 2024. We agree with the statements concerning our Firm contained therein in response to Item 304 of Regulation S-K.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Vancouver, Canada